APPLEBEE'S INTERNATIONAL, INC.
          MEMO OF UNDERSTANDING WITH LARRY A. CATES DATED JUNE 6, 2003



Larry, you'll find outlined below a summary of the key information related to your retirement. Once you've reviewed, let's discuss, so I can ensure that we've covered everything and that you and I are in agreement.

The retirement provisions related to benefits outlined below were recently approved by the Compensation Committee. They will be implemented January 1, 2004. They cover officers who have at least 5 years of service and are age 50 or over at the time they leave the Company (so long as age and years of service as an officer added together are at least 60). Our records show that as of January 1, 2004, you will be 55 with 6 full years of service as an officer, so you will be eligible for the program as of your retirement date.

Transition Timeframes and Responsibilities

     o Your current base salary will be paid through December 31, 2003. You will then become a part-time associate through March 15, 2004, which will be your official retirement date. Your salary for January and February 2004 will be $5,000 per month. Your salary for March 2004 will be $2,500. The CEO may assign you various responsibilities during the first quarter of 2004 (up to an average of 25 hours per week). We expect that you will be working from home after the end of the year.

Bonus Plan Payout

     o You will receive a full bonus (non-prorated) for 2003, based on your evaluated performance against your bonusable objectives as well as actual Company performance for 2003. You will receive your bonus when Support Center bonuses are paid, scheduled for Friday, March 5th, 2004.

Vacation

     o Because you will be on part-time status as of January 1, 2004, you will not receive a vacation allotment for 2004.





Stock Plan Treatment at Retirement

     o Because you are on part-time status as of January 1, 2004, you will not participate in the standard stock option grant for 2004.

     o You currently own 4,935 shares of restricted stock as a result of meeting your share ownership guidelines. These shares will have the restrictions lifted as of January 2, 2004, as provided in your award document.

     o Your other stock option grants will be treated at your retirement as provided for each in stock award document. Janell Jones will follow up with a schedule of your stock option grants and the exercise periods after retirement after you and I have finalized your retirement provisions.

Benefits at Retirement

     o You will be able to continue coverage under our group medical and dental program at the COBRA rate in effect for each year until age 65 or re-employment, whichever comes first. You currently have family coverage and the monthly COBRA premium currently in effect is $760.54 per month. Our COBRA rates will change effective March 1st of each year.

     o Your vision coverage (you currently have family coverage) will terminate as of the end of the month following your date of retirement. You can continue your vision coverage under COBRA for up to 18 months, if you choose. We will supply you that paperwork prior to your retirement date.

     o Your basic life insurance coverage and your short- and long-term disability coverage will terminate as of your retirement date. You will receive the paperwork to convert these coverages to individual policies, should you wish, prior to your retirement date.

     o You will continue participating in the Deferred Compensation Plan based on your current elections through your final check (unless you change your elections for your 2004 base salary in the December, 2003 election process). Your bonus you receive in March 2004 will have a deferred compensation plan contribution of 25% taken out and sent to your deferred compensation account. You will also participate in the Company match (made in the first quarter of 2004, based on 2003 contributions). Your current distribution elections for the deferred compensation plan are as follows:

     o Your 2000 contributions and earnings will be paid in a lump sum after January 1, 2004 and on or before February 15, 2004;

     o Your 2001 contributions and earnings will be paid in a lump sum after January 1, 2009 and on or before February 15, 2009;

     o Your 2002 and 2003 contributions and earnings will be paid in a lump sum (and the Company match on your 2003 contributions) will be paid within 30 days after the end of the first quarter, 2004.

     o Your contributions to the ESPP will continue at your current level, unless you make a change at one of the quarterly election times through the end of the year. You will not participate in the ESPP plan in first quarter, 2004, since your retirement date comes before the first quarter stock purchase date.

     o Your stock for bonus election, which is to use 25% of your bonus paid in 2004 (after the deferred compensation deduction) to purchase stock through the stock for bonus program, will be honored for purposes of your bonus to be paid in March 2004.

Perquisites

     o Under the retirement program to be implemented January 1, 2004, you will be provided one year of reimbursement for financial/tax planning services after your retirement, up to $1,000.

     o You will also continue to have the opportunity to have an executive physical through our program at St. Luke's each year through age 65 or until re-employed, whichever comes first.

     o You will also be provided $175 per month in free dining at Applebee's through age 65, or re-employment, whichever comes first.

           Non-compete and Non-solicitation Provisions

In return for receiving the proposed retirement benefits outlined above, you will be required to sign a document with non-compete and non-solicitation provision which continues through age 65.


Larry, hopefully, this covers any questions you may have. Once we've agreed on the provisions of your retirement, Janell Jones will follow up with you to talk in more detail about the specifics of the handling of your transition.